                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FREMONT GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(1)(2) or Item 22(a)(2)
     of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule, or Registration Statement No.:

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     (4)  Date Filed:

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

                                  FREMONT LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Fremont General Corporation (the "Company") will be held in the Wedgewood Room of the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, on Tuesday, May 19, 1998 at 2:00 p.m., for the following purposes:

          1. Election of seven (7) Directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

          2. Approval of an amendment to the Company's Amended and Restated Articles of Incorporation which would increase the Company's authorized common stock from 45,000,000 to 75,000,000 shares;

          3. Ratification of the appointment of Ernst & Young LLP as independent auditors; and

          4. Transaction of such other business as may be properly brought before the meeting and any postponement or adjournment thereof.

     Stockholders of record at the close of business on April 13, 1998 will be entitled to vote at said meeting and any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the executive offices of Fremont General Corporation, 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404.

     Stockholders are requested to mark their choices, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

     All stockholders are cordially invited to attend the meeting.

                                  Alan W. Faigin, Secretary

April 20, 1998

                          FREMONT GENERAL CORPORATION
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fremont General Corporation, a Nevada Corporation (hereinafter called the "Company" or "Fremont General"), of proxies to be used at the Annual Meeting of Stockholders to be held on May 19, 1998 and at any postponement or adjournments thereof (the "Annual Meeting"). A form of proxy is enclosed for use at the Annual Meeting. Unless contrary instructions are indicated on the proxy, the persons designated as proxy holders in the proxy card will vote all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) "for" the election of the seven nominees for directors named below, "for" the amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized common shares to 75,000,000, "for" ratification of the appointment of Ernst & Young LLP as independent auditors, and as recommended by the Board of Directors with regard to any other matters, or if no recommendation is given, in their own discretion.

     A proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting prior to the time of the Annual Meeting a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, whether by proxy, voice vote or ballot, are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting.

     The Company will bear the cost of soliciting the proxies. In addition to the use of mails, proxies may be solicited by personal contact, telephone or telegraph, and by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has engaged Georgeson and Company, Inc., Wall Street Plaza, New York, New York, to aid in the solicitation of proxies for which the Company will pay an estimated fee of $6,000 plus reimbursable out-of-pocket expenses.

     The principal executive office of the Company is 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404. The approximate date when this Proxy Statement and form of proxy are being first sent to stockholders is April 20, 1998.

                      VOTING SECURITIES AND VOTE REQUIRED

     The close of business on April 13, 1998 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Shares of common stock, of which 34,766,686 shares were outstanding as of April 13, 1998, are the only voting securities of the Company. Unless otherwise noted, all statistics as to stock ownership are given as of April 13, 1998. Each stockholder of record at the close of business on April 13, 1998 is entitled to one vote for each share of common stock then held on each matter to come before the meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum for the transaction of business. If such quorum is present, the affirmative vote of the majority of the shares represented and voting at the Annual Meeting is required to elect each nominee as director and to ratify the appointment of Ernst & Young LLP as independent auditors for the Company. The affirmative vote of a majority of the shares outstanding is required to approve the proposal to increase the number of authorized shares.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e., "broker non-votes"), these shares will be treated as not present and not entitled to vote with respect to that matter. These shares will be counted, however, for quorum purposes and entitled to vote on other matters. With respect to the election of directors and ratification of auditors, abstentions and broker non-votes will have no effect on the outcome of the vote. With respect to the proposal to increase the authorized common stock of the Company, abstentions and broker non-votes will have the effect of a vote "against" such proposal.

     Any executed but unmarked proxies, including those submitted by brokers or nominees will be voted "for" each of the foregoing proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven (7) directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by validly executed proxies will be voted for the election of the nominees named below as directors, unless authority to vote for directors is withheld. If any nominee for any reason presently unknown cannot be a candidate for election or if a vacancy should occur before the election (which events are not anticipated), the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced).

     The information set forth below as to each nominee for director has been furnished to the Company by the respective nominees for director:

                                                      PRINCIPAL BUSINESS
                                                    EXPERIENCE DURING PAST
                                                    FIVE YEARS AND CERTAIN             DIRECTOR
               NAME                 AGE               OTHER DIRECTORSHIPS               SINCE
               ----                 ---             ----------------------             --------
James A. McIntyre(1)..............  65    Chairman and Chief Executive Officer of the    1972
                                          Company.
Wayne R. Bailey...................  43    Executive Vice President, Treasurer and        1996
                                          Chief Financial Officer of the Company
                                          since May 1995; Senior Vice President and
                                          CFO of the Company from February 1994 to
                                          May 1995; Vice President and CFO from 1990
                                          to 1994. Director and officer of subsidiary
                                          companies during the past 12 years.
Dr. Houston I. Flournoy(2)(3).....  68    Special Assistant to the President for         1977
                                          Governmental Affairs, University of
                                          Southern California since August 1981;
                                          Professor, University of Southern
                                          California from 1973 to 1993; Director and
                                          member of Audit and Nominating Committees
                                          of Lockheed-Martin Corporation, a
                                          manufacturer of aircraft; Director and a
                                          member of the Audit and Compensation
                                          Committees of Tosco Corporation, an oil
                                          refiner.
C. Douglas Kranwinkle(1)(2)(3)....  57    Managing Partner, O'Melveny & Myers since      1973
                                          June 1996; previously Senior Partner,
                                          O'Melveny & Myers.

                                                      PRINCIPAL BUSINESS
                                                    EXPERIENCE DURING PAST
                                                    FIVE YEARS AND CERTAIN             DIRECTOR
               NAME                 AGE               OTHER DIRECTORSHIPS               SINCE
               ----                 ---             ----------------------             --------
David W. Morrisroe(2)(3)..........  65    Formerly Vice President, Business and          1989
                                          Finance and Treasurer, California Institute
                                          of Technology; Director, Huntington
                                          Memorial Hospital Board; Member, Huntington
                                          Library Investment Committee; Member
                                          Emeritus, NASA Space Telescope Institute
                                          Council; Member Emeritus, National Optical
                                          Observatories Board; Trustee Emeritus,
                                          University of San Diego.
Louis J. Rampino(1)...............  45    President and Chief Operating Officer of       1994
                                          the Company; Director and officer of the
                                          Company and certain subsidiary companies
                                          during the past 15 years; employee for 20
                                          years.
Dickinson C. Ross(2)(3)...........  74    Formerly Chairman of Johnson & Higgins of      1987
                                          California, an international insurance
                                          brokerage firm.

---------------
(1) Member of the Executive Committee (Mr. McIntyre, Chairman), which has the authority to exercise the powers of the Board of Directors in the management of the Company in accordance with the policy of the Company when said Board is not in session, except for actions specifically required by statute to be performed by the full Board. There were no meetings of the Executive Committee during 1997.

(2) Member of the Audit Committee (Mr. Morrisroe, Chairman), which meets periodically with management, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports thereon to the Board of Directors. The Audit Committee also recommends for the approval of the Board of Directors and ratification by the stockholders, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal financial auditing procedures, and the adequacy of internal controls. The Audit Committee met four (4) times during 1997.

(3) Member of the Compensation Committee (Mr. Ross, Chairman), which reviews and makes recommendations to the Board of Directors with respect to the Company's various compensation programs and administers the Company's stock option and restricted stock award plans. The Compensation Committee met four
    (4) times, and took action by unanimous written consent two (2) times, during 1997. See "Report of the Compensation Committee."

     The Company's Board of Directors met four (4) times and took four (4) actions by unanimous written consent during 1997. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he served. There is no nominating committee of the Board of Directors.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

COMPENSATION OF DIRECTORS

     In addition to a monthly fee of $2,000, a per-meeting fee of $1,500 is paid to directors who are not also employees of the Company or any of its subsidiaries for serving as such and for attending regular and special meetings of the Board and meetings of the various committees on which they are members, plus reimbursement for the actual expenses incurred to attend such meetings. No additional compensation is provided for committee members, nor are directors who are also employees of the Company or any subsidiary paid compensation for serving as directors or members of committees of the Board.

     The Board previously adopted a retirement plan for non-employee directors who retire from active service on the Board after completing at least five (5) years of service as a director of the Company and attaining age sixty-five (65). Under the plan, the Company will continue paying monthly service fees for three
(3) years after a director's retirement from the Board, or, at the discretion of the Board, a lump sum payment will be made to the retired director. Such benefits as remain owing are extended to the surviving spouse of an eligible director who dies prior to retirement or during the three (3) year period thereafter. Age restrictions for sitting directors when the plan was adopted were grand-fathered. In May 1996, Kenneth L. Trefftzs retired from the Company's Board of Directors and is currently receiving fees under this retirement plan.

     Under the Company's Amended Non-Qualified Stock Option Plan of 1989 (the "1989 Plan"), each non-employee director was granted automatically on May 14, 1992, May 13, 1993, May 12, 1994 and on May 11, 1995, a non-qualified stock option to purchase 6,188 shares of the Company's common stock at the exercise price of $8.889, $13.434, $14.321 and $15.682 per share, respectively. The number of shares and exercise prices have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective stock options. No stock options were granted to non-employee directors in 1996. On May 8, 1997, under the Company's 1997 Stock Plan (the "1997 Plan"), each non-employee director was granted a non-qualified stock option to purchase 10,000 shares of the Company's common stock at the exercise price of $28.00 per share. The purchase price per share of common stock covered by each such option granted to a non-employee director was the fair market value of the common stock on the date the option was granted. The options are exercisable at the rate of 25% per annum commencing on the first anniversary of their grant and, unless earlier exercised or terminated, will expire ten (10) years after they are granted.

     Each non-employee director was awarded 26,000 shares of restricted common stock in 1996 under the Company's 1995 Restricted Stock Award Plan, As Amended. The restrictions on these shares will generally be released at the rate of 10% per year beginning on the first designated release date, commencing in 1997, and on each of the nine anniversaries thereafter, provided that the director is still serving on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. See "1995 Restricted Stock Award Plan, As Amended." No restricted stock awards were made to non-employee directors in 1997 or in 1998, as of the date of this proxy statement.

EXECUTIVE OFFICERS

     The following table sets forth the names, ages, employment dates and positions of the executive officers and certain other officers of the Company and the date each became an officer of the Company (or its predecessor companies). All executive officers have been with the Company for over five (5) years and have served as officers of the Company and its subsidiary companies. Executive officers are elected annually by the Board of Directors. There are no family relationships among directors, executive officers or nominees for director.

                                                                             EMPLOYEE    OFFICER
NAME                                       POSITION                   AGE     SINCE       SINCE
----                                       --------                   ---    --------    -------
McIntyre, James A.(1)...  Chairman of the Board, & Chief Executive
                          Officer                                     65       1963       1963
Rampino, Louis J.(1)....  President & Chief Operating Officer         45       1977       1989
Bailey, Wayne R.(1).....  Executive Vice President, Treasurer &
                          Chief Financial Officer                     43       1986       1989
Donaldson, John A.......  Senior Vice President, Controller & Chief
                          Accounting Officer                          43       1981       1993
Meyers, Raymond G.......  Senior Vice President & Chief
                          Administrative Officer                      51       1980       1989
Lamb, E. Patrick(1).....  Vice President, Finance                     38       1986       1998
Faigin, Alan W.(1)......  Secretary & General Counsel                 41       1980       1994

---------------
(1) Messrs. McIntyre, Rampino, and Bailey are directors, and Messrs. McIntyre, Rampino, Lamb and Faigin are officers, of Fremont Funding, Inc., a consolidated wholly-owned subsidiary of the Company which has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Directors and officers of Fremont Funding, Inc. are elected annually.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Price Performance Graph (see "Fremont General Corporation Stock Price Performance") shall not be incorporated by reference into such filings or any future filings, except to the extent the Company specifically incorporates this report or the graph referenced therein, and the report and the graph shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of independent, non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and Rule 16b-3 under the Exchange Act, respectively. The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board of Directors for its consideration and action. The Committee's responsibilities include: (a) reviewing compensation policies and programs to ensure that they are consistent with and linked to the Company's strategies; (b) reviewing and recommending executive compensation levels, cash and equity incentives for executive officers, and any compensation plans in which officers and directors of the Company are eligible to participate and reports such recommendations to the Board of Directors for its consideration and action; (c) assessing the performance of the Chief Executive Officer and other executive officers; (d) ensuring that executive and senior officers' compensation is based on objective measures of performance at the individual, corporate and applicable business unit level; and (e) administering the Company's employee stock option, restricted stock, and annual and long-term incentive plans. The Committee believes that compensation should be driven by the long-term interests of the stockholders and should be directly linked to corporate performance.

     The compensation policy of the Company with respect to its executives and employees has long been and continues to be focused on paying for performance principally as related to achievement of pretax earnings targets. This policy includes all forms of compensation -- base salary, bonuses, stock options, restricted stock, benefits and perquisites.

     The Executive Compensation program for officers of Fremont General is composed of three basic components tied to financial objective performance standards: (1) base salary, (2) annual cash bonus opportunity, and (3) long term cash and stock ownership opportunity. The Company's compensation policy is to pay its executives for performance at rates which are above the averages of compensation survey data reported by insurance, financial and diversified financial services organizations of comparable size and structure.

     The Committee is provided with reports and data developed by internal Company staff and by retained outside compensation consultants with access to extensive industry data in the compensation area. Also, at the request of the Committee, the Company occasionally retains the services of a leading nationally recognized consulting firm to review its compensation practices in keeping with the stated policy of the Committee, and to ascertain that the Company's compensation practices are comparable to those of companies in the various market indices reported in the Performance Graph (see "Fremont General Corporation Stock Price Performance") which have similar businesses, size, and performance.

     Compensation Limitations. Under Section 162(m) of the Code, adopted in August 1993, and regulations adopted thereunder, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1,000,000 in any one year, excluding from this limit performance-based compensation. The Committee has considered the potential future effects on the Company of Section 162(m) and does not currently anticipate changing its policy solely for the purpose of qualifying such compensation as performance-based within the meaning of Section 162(m).

BASE SALARY

     Base salary represents only a portion of each executive's total targeted cash compensation opportunity each year. Individual annual performance criteria are used to annually adjust the base salary.

MANAGEMENT INCENTIVE COMPENSATION PLAN (ANNUAL BONUS PLAN)

     The Company places significant emphasis on attaining predetermined pretax earnings targets. It provides each executive with an opportunity to earn an annual bonus upon the Company's achievement of those goals.

     Bonus "targets" represent the balance of each executive's total targeted annual cash compensation opportunity, and range from 10% to 50% of each executive's base salary. These individual "target" bonus amounts are set by the Committee at the beginning of the plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each executive is expected to make to the achievement of the Company's predetermined pretax earnings targets. Actual bonuses earned can range from half of the executive's "target" amount for performance at the minimum acceptable earnings level as set by the Committee, to a maximum of three (3) times the "target" amount for earnings substantially in excess of the Company's goals.

LONG-TERM COMPENSATION

     In addition to annual compensation considerations, the Company has adopted three (3) forms of long-term compensation which focus the executives on increasing stockholder value over the long term by aligning the interests of the officers with those of the stockholders.

  BONUS OPPORTUNITY:

     -- The Long-Term Incentive Compensation Plan ("LTICP") provides for a cash bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target over a three (3) year period.

  STOCK OWNERSHIP:

     -- The Amended Non-Qualified Stock Option Plan of 1989 (the "1989 Plan") provides a long-term compensation opportunity for the officers of the Company and certain key subsidiary officers. Stock options granted to the participants ("Optionees") vest at the rate of 25% per year beginning on the first anniversary of each grant.

        In determining the number of stock options to grant each executive, the Committee considered a variety of methods to use, including a target gain projection, a present value calculation and a structure based on executive salary grades or salary multiples. The Committee opted to use a salary multiple calculation model, which is common practice where grants are staggered over three (3) to five (5) years. The Committee's intent in utilizing these methods, coupled with the four (4) year vesting schedule for each grant, was to enhance the long-term nature of this program and to achieve its goal of linking the financial interests of the executives very closely to those of the stockholders.

        In 1997, non-qualified stock options to purchase 806,000 shares were awarded under the 1989 Plan to executive officers and certain subsidiary officers of the Company. In February 1997 the Company implemented a stock option exercise program which included the repurchase of Company common stock by the Company's employee benefits trust (the "Trust"). Under the program, officers exercised outstanding vested options to purchase 1,263,256 shares of common stock. The Trust purchased approximately 808,000 of such shares, which were sold by the officers to cover their respective exercise price and tax withholding obligations. The program's purpose was to encourage its officers to increase their outright ownership of Company stock. The program also made it possible for the officers to avoid having to sell a large number of shares in the open market, thus eliminating a potentially adverse effect on the market price of Company common stock. As a result, the Company was able to realize a tax deduction of approximately $25.5 million and effectively remove the 808,000 shares from the weighted average share calculation for earnings per share, thus decreasing the dilution of earnings per share attributable to stock options. Officers increased their ownership by approximately 455,000 shares. Shares repurchased by the Trust will be used to fund future employee benefit plans. As part of the inducement to exercise the stock options at that time the Committee granted the 806,000 new stock options at the current market price to the officers.

     -- The 1995 Restricted Stock Award Plan, As Amended (the "1995 Plan"), also provides a long-term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. The shares of common stock awarded under the 1995 Plan are restricted and may not be sold by the participants ("1995 Plan Participants") until these restrictions lapse. All of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant pending the release of the restrictions. Shares will generally be released from restriction at the rate of ten percent (10%) per year beginning on the first designated release date and on each of the nine anniversaries thereafter, provided that the 1995 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. 1995 Plan Participants have full voting and dividend rights with respect to the shares. In 1997, 23,000 shares of restricted common stock were awarded under the 1995 Plan.

     -- The 1997 Stock Plan (the "1997 Plan") provides a long-term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. Stock options and awards of rights to purchase shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Plan. Stock options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and Stock Rights may be granted under the 1997 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Such shares are subject to the Company's reacquisition option (which is similar to that under the 1995
        Plan) and may not be sold by the participants ("1997 Plan Participants") until released therefrom. All of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant pending the release from the Company's reacquisition option. The reacquisition option lapses at a rate determined by the 1997 Plan Administrator, but generally shares will be released from restriction at the rate of ten percent (10%) per year beginning on the first designated release date and on each of the nine anniversaries thereafter, provided that the 1997 Plan Participant's status as an employee, director or consultant has not terminated and the Company has not exercised its reacquisition option. 1997 Plan Participants have full voting and dividend rights with respect to Stock Right shares. During 1997, 40,000 non-statutory stock option shares were granted to non-employee directors and 478,000 Stock Rights in the form of restricted common stock were awarded to executive officers and certain other officers of the Company and its subsidiary companies under the 1997 Plan.

     The Committee used a salary multiple calculation model to determine the number of restricted shares to award to each 1995 Plan and 1997 Plan Participant.

     The Company has entered into employment agreements with certain executive officers which include provisions for early release of restrictions on shares awarded to them under the 1995 Plan and 1997 Plan, and for acceleration of vesting of stock options granted to them under the 1989 Plan and 1997 Plan, upon the occurrence of certain events.

  SPLIT-DOLLAR LIFE INSURANCE:

     -- In May 1996, the Company adopted a Split-Dollar Life Insurance Program
        (the "Program") for Executive Officers and certain other key employees of the Company. Participants under the Program are provided with individual permanent life insurance policies, with death benefit limits of two (2) or two-and-one-half (2 1/2) times compensation (depending upon the individual participant's position level with the Company) and with a cash value that accumulates over time. Participants are entitled to any excess cash surrender values over premiums paid by the Company upon their termination of employment. At age sixty-five (65) the excess cash surrender value is intended to provide a fully paid-up post-retirement life insurance benefit equal to fifty percent (50%) of the pre-retirement life insurance benefit. The policy is owned by the participant. The Company pays all premiums and retains a collateral interest in the policy equal to the amount of such premiums. The Company will recover this collateral interest when the insured participant reaches age sixty-five (65), after ten (10) policy years, when the policy is fully or partially surrendered, or upon payment of the death benefit. All employees in this Program also have basic group term life insurance coverage of $50,000 paid by the Company.

EMPLOYMENT AGREEMENTS

     In 1997 the Committee recommended, and the Board of Directors approved, an amendment to the 1994 Employment Agreement with Mr. James A. McIntyre, Chairman and Chief Executive Officer. In 1996, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino, President and Chief Operating Officer, and Wayne R. Bailey, Executive Vice President and Chief Financial Officer, and a Management Continuity Agreement with Mr. Raymond G. Meyers, Senior Vice President and Chief Administrative Officer. See "Employment Agreements."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Specifically, with respect to the compensation of James A. McIntyre, Chairman and Chief Executive Officer, the Committee reports:

          1. Base Salary -- Mr. McIntyre's base salary in 1997 was $794,778 (see "Summary Compensation Table"), which accounted for approximately forty-six percent (46%) of his total annual compensation earned in 1997. This amount is within the 50th-75th percentile of salaries paid to Chief Executive Officers in companies of comparable-size in the diversified financial services industries.

          2. Annual Bonus -- Mr. McIntyre was awarded an annual bonus for 1997 of $793,932 pursuant to the 1997 Management Incentive Compensation Plan which accounts for approximately forty-six percent (46%) of the total annual compensation Mr. McIntyre earned in 1997. This bonus is approximately one hundred percent (100%) of his 1997 base salary rate and results from the Company's achievement of pretax profit in 1997 that exceeded the goal set by the Committee at the beginning of 1997.

          3. Long-Term Incentive Compensation Plan -- Mr. McIntyre participates in the Company's Long-Term Incentive Compensation Plan ("LTICP"). The LTICP was adopted by the Board in 1996, and provides for bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the three year period from January 1, 1996 through December 31, 1998. The current 1996 LTICP is substantially a renewal of the 1993 LTICP, also a three year plan, which ran through December 31, 1995. Certain senior officers, including Mr. McIntyre, were given the option of making an irrevocable election at the beginning of the LTICP term to tie this cash award to the performance of the Company's stock during this period. Mr. McIntyre's bonus amount at the maturity of the LTICP is a cash award equal to his annual salary (or salary grade midpoint, if higher), averaged over the three year term of the LTICP, multiplied by a percentage of between 60% to 150% depending on the actual pretax earnings result achieved by the Company. Once this basis of the award has been calculated using this formula, the product is divided by $24.00, the common stock closing trading price on January 2, 1996 at the inception of the LTICP (as adjusted for stock splits and stock dividends). The result of this calculation will then be multiplied by the closing trading price of the common stock on December 31, 1998, the LTICP maturity date, and the product will be the total cash award payable by the Company to Mr. McIntyre under the LTICP. See "1996 Long-Term Incentive Compensation Plan."

          4. Other Compensation -- In 1997, other compensation paid to Mr. McIntyre included Company contributions to the Investment Incentive Plan (401(k) Plan), Supplemental Executive Retirement Plan, Employee Stock Ownership Plan and Excess Benefits Plan (collectively, $186,971), contributions to fund supplemental medical, life and personal liability insurance ($50,665) and paydown of excess vacation accrual ($87,949). The Company advanced a portion of the premiums payable in 1997 on a split-dollar life insurance policy ($393,596) under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. These advances are secured by a collateral assignment of the policy to the Company. See "Employment Agreements." Mr. McIntyre also participates in the Company's Split-Dollar Life Insurance Program under which the Company advanced $140,000 in premiums in 1997. See "Split-Dollar Life Insurance Program." In 1997 Mr. McIntyre was awarded options to purchase 300,000 shares under the 1989 Plan and 113,000 shares of restricted stock under the 1997 Plan.

     The Company entered into an employment agreement with Mr. McIntyre in 1994 which replaced a prior agreement. In 1996 and 1997, the Company entered into amendments to this employment agreement. This agreement ensures that the Company will continue to have Mr. McIntyre's services available to it pursuant to the agreement's terms. See "Employment Agreements."

     The Committee's policies with respect to executive compensation for other executive officers of the Company are substantially the same as those applied to Mr. McIntyre on an appropriate scale based upon scope of responsibility and position level. Each of these five (5) executives received annual base salaries, annual bonuses, long-term bonuses, restricted stock awards and other compensation as reported in the Summary Compensation Table (see "Summary Compensation Table") on substantially the same basis as were applied to the Chief Executive Officer, at lesser rates.

     It remains the primary goal of the Committee to relate compensation to corporate performance and to compensate executives of the Company based principally on achievement of pretax earnings targets in an effort to enhance stockholder value on a long term basis.

     The tables that follow disclose details of compensation paid to the executives of the Company in 1997, as well as that paid in the previous two (2) years. Descriptions of the Company's employment agreements with its officers and the retirement and benefit plans follow.

                                          Compensation Committee:

                                          Dickinson C. Ross, Chairman
                                          Houston I. Flournoy
                                          C. Douglas Kranwinkle
                                          David W. Morrisroe

     The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers of the Company serving at the end of fiscal 1997 (the "Named Executive Officers") during fiscal years 1997, 1996, and 1995.

                           SUMMARY COMPENSATION TABLE
                          DOLLARS IN THOUSANDS ($000)

                                                                                 LONG-TERM COMPENSATION
                                                                           ----------------------------------
                                         ANNUAL COMPENSATION                       AWARDS            PAYOUTS
                              ------------------------------------------   -----------------------   --------
           (A)                (B)       (C)        (D)          (E)           (F)          (G)         (H)          (I)
                                                               OTHER       RESTRICTED   SECURITIES
                                                               ANNUAL        STOCK      UNDERLYING     LTIP      ALL OTHER
         NAME AND                                           COMPENSATION     AWARDS      OPTIONS     PAYOUTS    COMPENSATION
    PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)       ($)           ($)          (#)         ($)          ($)
    ------------------        ----   ---------   --------   ------------   ----------   ----------   --------   ------------
James A. McIntyre,            1997    $794.8     $ 793.9       $132.5      $ 5,311.0     300,000     $     --     $ 196.0
  Chairman and Chief          1996     718.8     1,050.0         31.9       11,253.7          --           --       273.1
  Executive Officer           1995     684.6       979.7         28.3             --          --      1,099.3       194.7

Louis J. Rampino,             1997     639.0       571.6          7.6        4,700.0     160,000           --       135.1
  President and Chief         1996     565.9       742.5          4.9        7,965.6          --           --       186.9
  Operating Officer           1995     544.1       653.1          4.8             --          --        774.5       121.2

Wayne R. Bailey,              1997     518.8       410.7         86.3        3,384.0      90,000           --       111.3
  Executive Vice President,   1996     463.5       540.0          5.1        5,373.2          --           --       133.8
  Treasurer and Chief         1995     391.1       464.4          4.7             --          --        599.5        85.1
  Financial Officer

Raymond G. Meyers,            1997     330.7       258.3          8.5          940.0      61,000           --        66.9
  Senior Vice President       1996     304.0       348.0         10.2        3,179.9          --           --        96.6
  and Chief Administrative    1995     286.2       319.3          6.6             --          --        444.6        66.1
  Officer

John A. Donaldson,            1997     246.5       190.5          4.4          705.0       8,000           --        34.6
  Senior Vice President       1996     214.5       105.0          4.4          881.9          --           --        53.5
  and Chief Accounting        1995     201.8        98.1          4.1             --          --        320.6        37.3
  Officer

SUMMARY COMPENSATION TABLE -- EXPLANATIONS

(c) SALARY includes all regular wages paid to the executive, cash automobile allowances, and any amount which was voluntarily deferred by the executive pursuant to the INVESTMENT INCENTIVE PLAN (the "401(k) Plan") and/or the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "SERP").

(d) BONUS reflects cash compensation paid pursuant to the Company's MANAGEMENT INCENTIVE COMPENSATION PLAN. Bonuses under this Plan are awarded upon the achievement of annual pre-tax earnings targets as determined by the Board at the beginning of each Plan year. Pretax earnings in a range of eighty percent (80%) to one hundred twenty percent (120%) of the predetermined target create a pool for bonuses. Participants are awarded amounts from this pool as a percentage of their base salaries. The percentage is based upon scope of responsibility and position level as determined by the Chief Executive Officer and the Compensation Committee, based upon independent compensation studies.

(e) OTHER ANNUAL COMPENSATION includes amounts paid on behalf of the executive to provide for supplemental medical, life and personal liability insurance. Also includes paydown of excess vacation accrual for Messrs. McIntyre and Bailey. In addition to these amounts, the executive officers of the Company may receive "perquisites" and other personal benefits. The aggregate amounts of such personal benefits do not exceed $50,000 or ten percent (10%) of the annual salary and bonus reported for any executive officer.

(f) RESTRICTED STOCK AWARDS represent the numbers of restricted shares of common stock that were awarded under the 1995 Restricted Stock Award Plan, As Amended (the "1995 Plan") and the 1997 Stock Plan (the "1997 Plan"). Ten percent (10%) of each participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that such participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All such shares issued under the 1995 Plan and the 1997 Plan are restricted and are held in escrow by the Company for the account of each participant pending the release of the restrictions. Regular cash dividends are paid on the restricted shares. See "1995 Restricted Stock Award Plan, As Amended" and "1997 Stock Plan." At December 31, 1997 the number and market value ($54.75 per share) of the aggregate restricted stock held by the Named Executive Officers were: Mr. McIntyre, 514,940 shares, $28,192,965; Mr. Rampino, 377,344 shares,
    $20,659,584; Mr. Bailey, 257,760 shares, $14,112,360; Mr. Meyers, 130,700 shares, $7,155,825; and, Mr. Donaldson, 45,150 shares, $2,471,963.

(g) OPTIONS represent the numbers of shares of common stock for which options to purchase were granted during each of the last three fiscal years. The options vest in installments at the rate of twenty-five percent (25%) per year, pursuant to the terms of the 1989 Plan. The original exercise price, which was the fair market value on the date of grant, has been adjusted from time to time for stock dividends and stock splits. No stock options were granted to the executives during 1995 or 1996. See "Amended 1989 Non-Qualified Stock Option Plan," "Option/SAR Grants In Last Fiscal Year" and "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values."

(h) LTIP PAYOUTS represent bonuses earned pursuant to the LONG-TERM INCENTIVE COMPENSATION PLAN ("LTICP") adopted by the Board in 1993. The LTICP provided for bonus opportunity dependent upon the Company achieving a cumulative pretax earnings target for the three year period from January 1, 1993 through December 31, 1995. The cash bonus amount paid at the maturity of the LTICP, as reported in the table, resulted from the Company achieving 130.6% of the pretax earnings target established by the Board in 1993 at the inception of the LTICP. A similar LTICP was adopted by the Board in 1996 for the three-year period from January 1, 1996 through December 31, 1998. Any bonus that becomes payable under the 1996 LTCIP will be paid in cash. See "1996 Long-Term Incentive Compensation Plan."

(i) ALL OTHER COMPENSATION includes Company contributions to the executive officers' accounts in the EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP") and the 401(k) PLAN, both of which are "qualified defined contribution retirement benefit" plans under the Code and to the SERP and the EXCESS BENEFIT PLAN ("EBP"), both of which are "non-qualified" supplemental retirement plans under the Code. The amounts allocated to each Named Executive Officer in 1997 were:

                                               DOLLARS IN THOUSANDS ($000)
                                             --------------------------------
                  NAME                       ESOP    401(K)     SERP     EBP
                  ----                       ----    ------    ------    ----
McIntyre................................    $8.6      $6.0     $172.4    $ --
Rampino..................................    8.6       6.0      119.1      --
Bailey...................................    8.6       6.0       95.8      --
Meyers...................................    8.6       6.0       51.2      --
Donaldson................................    8.6       6.0       19.6      --

     The premiums paid in 1996 and 1997, respectively, for the Split-Dollar Life Insurance Program implemented during fiscal year 1996 were: Mr. McIntyre, $140,000, $140,000; Mr. Rampino, $74,400, $74,400; Mr. Bailey, $54,400, $54,400;
Mr. Meyers, $53,200, $53,200; and Mr. Donaldson, $23,000, $23,000. Upon
retirement (age 65) the Company will recover its net premium outlays and release the policy when it determines that the policy cash value is sufficient on an actuarial basis to provide the post-retirement benefit. Based upon an "actuarial modified premium test," the Company estimates the cash value of an Executive's policy on the earliest possible date the premium paid by the Company may be refunded. The present value of the portion of this cash value generated by the premium paid in 1997 was then calculated, and the premium paid in 1997 was subtracted from the result of this present value calculation in current non-discounted dollars. The resulting difference was added to the "term" value of the Executive's insurance policy (calculated pursuant to Internal Revenue Service rules) and included in the All Other Compensation column. A similar calculation was done for premiums paid during 1996. See "Split-Dollar Life Insurance Program." In addition, the Company advanced a portion of the premiums payable in 1996 ($393,596) and in 1997 ($393,596) on an individual split-dollar life insurance policy under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. See "Employment Agreements."

     In 1997, there were 846,000 non-qualified stock options granted to executive officers, directors and to employees. The following table and accompanying notes summarize the options granted to each executive officer of the Company in 1997 and projects potential realizable gains at hypothetical assumed annual compounded rates of appreciation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         (A)               (B)            (C)          (D)           (E)             (F)             (G)
                                                                                   POTENTIAL REALIZED VALUE
                                                                                   AT ASSUMED ANNUAL RATES
                                                                                        OF STOCK PRICE
                             INDIVIDUAL GRANTS                                   APPRECIATION FOR OPTION TERM
----------------------------------------------------------------------------     ----------------------------
                        NUMBER OF      % OF TOTAL                                    DOLLARS IN THOUSANDS
                        SECURITIES    OPTIONS/SARS                                          ($000)
                        UNDERLYING     GRANTED TO    EXERCISE
                       OPTIONS/SARS    EMPLOYEES      PRICE       EXPIRATION
        NAME             GRANTED        IN 1997       ($/SH)         DATE            5%              10%
        ----           ------------   ------------   --------     ----------     -----------     ------------
McIntyre.............    300,000         37.2%       $29.875      02/13/2007       $5,636.5        $14,283.9
Rampino..............    160,000         19.9%       $29.875      02/13/2007       $3,006.1        $ 7,618.1
Bailey...............     90,000         11.2%       $29.875      02/13/2007       $1,690.9        $ 4,285.2
Meyers...............     61,000          7.6%       $29.875      02/13/2007       $1,146.1        $ 2,904.4
Donaldson............      8,000          1.0%       $29.875      02/13/2007       $  150.3        $   380.9

OPTION GRANTS TABLE -- EXPLANATIONS

(b) OPTIONS GRANTED -- This column represents the total number of shares for which the executive officer was granted options to purchase common stock pursuant to the terms of the 1989 Plan and 1997 Plan. These options are exercisable at the rate of 25% each year beginning on the first anniversary of grant. The options expire ten (10) years from the date of grant unless exercised or earlier terminated.

(c) PERCENT OF TOTAL -- In 1997 the Compensation Committee, pursuant to the terms of the 1989 Plan, granted the options in column "(b)" along with other options to certain executive officers of key subsidiaries of the Company. The total number of option shares granted in 1997 to all employees was 806,000, excluding options granted to non-employee directors of the Company who received a total of 40,000 option shares pursuant to the 1997 Plan.

(d) EXERCISE PRICE -- Pursuant to the terms of the 1989 Plan, the option exercise price was set at 100% of the actual closing price of the Company's common stock in the open market on the date of grant, as reported by the New York Stock Exchange.

(f) and (g) APPRECIATION OVER TERM -- These values are solely the mathematical results of hypothetical assumed appreciation of the market value of the underlying shares at an annual rate of 5% (column "(f)") and at an annual rate of 10% (column "(g)"), less the exercise price. Actual gains, if any, will depend on the future stock market performance of the Company's common stock, market factors and conditions, and each Optionee's continued employment through the applicable vesting periods. The Company makes no prediction as to the future value of these options or of its common stock and these values are provided solely as examples pursuant to the proxy reporting rules of the Securities and Exchange Commission.

     Each Optionee is responsible for any and all tax liabilities resulting from the exercise of these options or any portion thereof, subject to contingent rights to surrender or offset shares to satisfy tax withholding obligations. Stock options granted pursuant to the 1989 Plan and the 1997 Plan include tax withholding rights.

     The following table and accompanying notes summarize exercises of stock options during 1997 by the Named Executive Officers and certain required information regarding outstanding options held by them at the end of fiscal 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES
                          DOLLARS IN THOUSANDS ($000)

          (A)                   (B)            (C)                   (D)                           (E)
                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED(1)
                                                                 UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS/              OPTIONS/SARS
                          SHARES ACQUIRED     VALUE         SARS AT FY-END (#)(1)            AT FY-END($)(2)
                            ON EXERCISE     REALIZED     ---------------------------   ---------------------------
          NAME                  (#)            ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ---------------   ---------    -----------   -------------   -----------   -------------
McIntyre................      541,329       $11,247.5      34,690         319,387       $1,386.3       $ 8,240.5
Rampino.................      226,833         4,473.4      25,286         177,325        1,011.7         4,675.2
Bailey..................      124,371         2,392.9      16,706         102,375          668.7         2,735.3
Meyers..................       86,668         1,649.6      10,601          69,250          424.5         1,848.4
Donaldson...............        9,324           140.3       3,794          10,062          151.6           281.8
                              -------       ---------      ------         -------       --------       ---------
          Total.........      988,525       $19,903.7      91,077         678,399       $3,642.8       $17,781.2
                              =======       =========      ======         =======       ========       =========

---------------
(1) Options and values reported in the table have been adjusted to reflect the three-for-two stock split paid in February 1996 and a stock dividend distributed in June 1995.

(2) VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT YEAR END represents the difference between the market value at December 31, 1997 ($54.75 per share) of unexercised options and the respective exercise prices of the options. No representation regarding the "value" of such options is intended.

              FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE

     The Stock Price Performance Graph below includes comparisons required by the Securities and Exchange Commission (the "SEC") and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent Fremont General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends) of the Company's common stock measured against the cumulative total return of the Wilshire 5000 Broad Index and the Financial Sector Sub-Index of the Wilshire 5000 (the "Finance Index"), which represent indices selected by the Company as an appropriate peer group. The stock price performance shown in this graph is not necessarily indicative of and not intended to suggest future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
           AMONG FREMONT GENERAL CORPORATION, WILSHIRE FINANCE INDEX
                               AND WILSHIRE 5000

        MEASUREMENT PERIOD           FREMONT GENERAL    WILSHIRE FINANCE
      (FISCAL YEAR COVERED)               CORP.               INDEX           WILSHIRE 5000
1992                                     $100                 $100                 $100
1993                                     $111                 $112                 $111
1994                                     $108                 $110                 $111
1995                                     $193                 $164                 $152
1996                                     $250                 $218                 $184
1997                                     $447                 $325                 $241

                                                               AT DECEMBER 31,
                                                 --------------------------------------------
              TOTAL RETURN INDEX                 1992    1993    1994    1995    1996    1997
              ------------------                 ----    ----    ----    ----    ----    ----
Fremont General Corp..........................   $100    $111    $108    $193    $250    $447
Wilshire Finance Index........................   $100    $112    $110    $164    $218    $325
Wilshire 5000.................................   $100    $111    $111    $152    $184    $241

     Assumes $100 invested on December 31, 1992, as adjusted for stock splits and dividends. Total returns assume dividends reinvested on ex-date.

                             EMPLOYMENT AGREEMENTS

     In 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement (the "Agreement") with Mr. James A. McIntyre, Chairman and Chief Executive Officer of the Company, replacing a prior such employment agreement which expired on December 31, 1993. In November 1996, the Compensation Committee recommended and the Board of Directors approved a first amendment to the Agreement (the "First Amendment") to conform the Agreement with certain provisions of the employment agreements then in effect for Messrs. Rampino and Bailey (see below). The First Amendment (i) adds a definition of "Company Event" (as defined below) to the Agreement, (ii) provides that the unvested and/or restricted portion of any stock option and restricted stock held by Mr. McIntyre will accelerate in full so as to become completely vested and/or unrestricted upon certain terminations of employment or in the event of a "Company Event" (as defined below); and (iii) provides for a "Gross-Up Payment" (as defined below). The Agreement provides for a base salary of $600,000, subject to discretionary increases by the Board of Directors of the Company beginning in 1995. Mr. McIntyre's annual compensation rate was increased by the Board from $550,000 to $600,000 in February 1994, to $675,000 in February 1995,
to $700,000 in February 1996, to $750,000 in February 1997 and to $800,000 in
February 1998. Mr. McIntyre also participates in all of the bonus and incentive compensation plans and programs generally available to the senior management of the Company, as well as other employee benefit plans maintained by the Company for its employees. In the event Mr. McIntyre's employment with the Company terminates for any reason other than pursuant to a termination by the Company for cause or as the result of Mr. McIntyre's death or total disability, Mr. McIntyre will receive a pro-rated portion of his bonuses for the year in which he so terminates. In addition, Mr. McIntyre will become a consultant to the Company. For the first five (5) years of the consultancy, the Company will compensate Mr. McIntyre at an annual rate equal to his base salary at the time his employment terminated. During that period, Mr. McIntyre will also receive, whether by way of reimbursement, direct compensation or otherwise, specified fringe and other benefits. After such five-year period and for the remainder of Mr. McIntyre's life, Mr. McIntyre will receive an annual amount equal to fifty percent (50%) of his base salary at the time his employment terminated. In the event Mr. McIntyre's employment terminates as a result of his disability, the Company will pay Mr. McIntyre, for life, an annual amount equal to fifty percent (50%) of his base salary at the time his employment terminated, offset by any disability benefits he receives. In the event of Mr. McIntyre's death, the Company will pay his estate any earned but unpaid salary, vacation pay and pro-rated bonus amounts accrued to the date of his death.

     In November 1997, the Compensation Committee recommended and the Board of Directors approved a Second Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. After such additional three-year period, or any extension term, the employment period automatically extends for additional one-year terms unless terminated by either party with at least ninety (90) days' advance written notice prior to the end of the then-current term.

     In November 1995, a trust established by Mr. and Mrs. James A. McIntyre entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on a split-dollar life insurance policy purchased by the trust on the lives of Mr. and Mrs. McIntyre. The Company will be reimbursed the full amounts advanced, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. McIntyre or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During each of the fiscal years ended December 31, 1996 and 1997 the Company advanced $393,596 toward the payment of such premium.

     In 1996, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino and Wayne R. Bailey. These Agreements, which were effective as of February 8, 1996, have a term of three (3) years, which term extends for an additional three (3) years if not terminated on or before February 8, 1998. The material terms of these agreements provide for base salaries as of the effective date of $550,000 for Mr. Rampino and $450,000 for Mr. Bailey. These base salaries will be reviewed annually, and may be increased or decreased at the Committee's discretion but not below these levels. The annual base salary for Messrs. Rampino and Bailey were increased by the Board of Directors and in February 1998 were $650,000 and $550,000, respectively. These executives will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefit plans made available to other senior officers. In the event of termination of employment, other than a voluntary termination or a termination by the Company for cause, but including death or total disability (a "Termination"), the Company will pay the executive officer (or his heirs) the equivalent of three (3) years' base salary at the then current rate, along with pro-rata portions of any annual and/or longer term incentive plan(s). In addition, upon such a Termination (other than as a result of the executive's death) the executive will continue to be provided welfare and other employee benefits for up to three (3) years and the unvested and/or restricted portion of any stock option or restricted stock held by the executive at the time of such Termination will accelerate in full so as to become completely vested and/or unrestricted. In the event the termination occurs within the thirty-six (36) month period following a "Company Event" (as defined below) a cash payment equal to the aggregate stock option exercise price attributable to any then outstanding stock options shall be paid to the executive.

     In February 1996, the Company also entered into a Management Continuity Agreement with Mr. Raymond G. Meyers which provides that upon a termination of employment in the event of a Company Event (as defined below), the unvested and/or restricted portion of any stock option and restricted stock held by the executive will accelerate in full so as to become completely vested and/or unrestricted. This Agreement provides for a base salary of $290,000, which is to be reviewed annually, and may be increased or decreased at the Committee's discretion subject to the terms of this Agreement. In February 1998, the Board of Directors increased Mr. Meyers' annual base salary to $325,000. This Agreement does not have a specified term. Mr. Meyers will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers.

     For purposes of Messrs. McIntyre's, Rampino's, Bailey's and Meyers' agreements, a "Company Event" is defined to have occurred when any one of the following events occurs: (i) any "person" or "group" acquires thirty percent (30%) or more of the total voting power represented by outstanding securities of the Company; (ii) the occurrence of certain changes in the composition of the Board of Directors; (iii) the stockholders approve a merger or consolidation of the Company involving a fifty percent (50%) or more change in ownership of the total voting power represented by the Company's outstanding securities; (iv) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company; or, (v) James A. McIntyre, while serving as Chairman of the Board of Directors, has a conservator of his person appointed or dies.

     For purposes of Messrs. McIntyre's, Rampino's, Bailey's and Meyers' agreements, to the extent that any payments made to the executive by the Company trigger the excise tax pursuant to the Internal Revenue Code Sections 280G and 4999, additional payments will be made to the executive so that after taxes, the net economic effect to such executive will be the same as if the additional taxes imposed by Sections 280G and 4999 did not apply to such executive. These additional payments are referred to as "Gross-Up Payments."

                       RETIREMENT AND OTHER BENEFIT PLANS

A.  INVESTMENT INCENTIVE PLAN ("401(K) PLAN")

     The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Code. Participation is optional for employees once they are eligible to participate.

     Under the 401(k) Plan, employees may elect to have up to fifteen percent (15%) of their eligible compensation deferred and deposited with the plan trustee which will invest the money at the employee's discretion among a variety of investment funds including Company stock. Employee contributions are matched by the Company at a rate determined annually by the Board. In 1997 this matching rate was $0.75 for every dollar contributed up to six percent (6%) of compensation. The Company may make additional contributions in its discretion. All employee contributions are one hundred percent (100%) vested. Vesting in Company matching and other contributions accrues over a period of years. Disbursement of the employee's account balance will occur upon retirement, termination of employment, total disability or death. Shares of the Company's common stock held in the 401(k) Plan and allocated to participants' accounts are voted by the 401(k) Plan's Trustee upon instructions from the participants.

B.  EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     In 1989, the Company adopted the ESOP which is a qualified retirement plan as defined by the Internal Revenue Service. Under the Plan, the Company contributes cash and/or stock to be held in trust for eligible employee participants. Contributions are made in such amounts as the Board deems appropriate and reasonable, taking into account the financial performance of the participating companies. In general, contributions have ranged between zero and fifteen percent (0-15%) of the eligible compensation of each employee participant. The contributions allocated to each eligible participating employee of participating companies are allocated as a percentage of the employee's eligible compensation.

     In 1990 and in 1993, the Board authorized the Company to loan funds to the ESOP to finance the purchase of shares of Company common stock. In 1994, these loans from the Company were refinanced through a term credit facility with Wells Fargo Bank, formerly First Interstate Bank of California, in the principal amount of $11,000,000. In 1995, the amount of the term credit facility was increased to $15,000,000. As of December 31, 1997, the outstanding loan balance was $8,582,674. The Wells Fargo Bank note is due in six (6) annual installments, commencing April 1, 1997. The Wells Fargo Bank note bears interest at a variable rate which at December 31, 1997 averaged six and nine-tenths percent (6.9%) per annum.

     As of December 31, 1997 the ESOP had 2,135,594 shares allocated to its participants' individual accounts and 542,370 unallocated shares representing six and two-tenths percent (6.2%) and one and six-tenths percent (1.6%), respectively, of the outstanding shares of common stock of the Company on that date, as adjusted for stock dividends and stock splits. Shares held by the ESOP are voted by the ESOP's Trustee upon instructions from the participants to whose accounts the stock is allocated, and by the ESOP committee appointed by the Board as to the unallocated shares of stock. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Wayne R. Bailey, Raymond G. Meyers, and Dickinson C. Ross. Benefits from the ESOP are paid out upon retirement, termination of employment, permanent disability or death.

C.  SUPPLEMENTAL RETIREMENT PLANS (THE "SERPS")

     The Supplemental and the Senior Supplemental Executive Retirement Plans (collectively, the "SERPs") are mechanisms for providing full benefits to those executives subject to IRS Code limitations. These limits may affect (i) the amount of eligible compensation permitted to be deferred into the Company's 401(k) Plan, and (ii) the amount of any ESOP contribution declared by the Board to be allocated to the ESOP. In addition, employee compensation deferrals under the SERPs, in combination with the employee's 401(k) compensation deferrals, may equal up to one hundred percent (100%) of total eligible compensation. The SERPs are non-qualified plans within the meaning of the Code. Compensation deferrals under the SERPs are deposited to a grantor trust. The assets of the SERPs remain those of the Company until the SERPs' benefits are paid out upon retirement, termination, death or disability.

D.  EXCESS BENEFIT PLAN ("EBP")

     The Board adopted the EBP in 1990 as a mechanism to insure that participants who are subject to IRS Code limitations on ESOP contributions receive the full retirement benefit declared by the Board. Contributions to the EBP, as in the ESOP, are made in common stock. Pursuant to the terms and conditions of the EBP, the combined contribution to both ESOP and EBP will not exceed twenty-five percent (25%) or $30,000, whichever is less (the "annual additions limit") of a participant's total eligible compensation. Contributions under the EBP are deposited to a grantor trust. The assets of the EBP remain those of the Company until the EBP benefits are paid out upon retirement, termination, death or disability.

E.  AMENDED 1989 NON-QUALIFIED STOCK OPTION PLAN (THE "1989 PLAN")

     In 1989 the Board adopted, and the stockholders approved, the 1989 Plan which is administered by the Compensation Committee of the Board. Subsequently, the Board adopted and the stockholders approved amendments to the 1989 Plan. The 1989 Plan provides long-term compensation opportunities for officers of the Company and certain key subsidiary executives. Stock options have been granted to such individuals in each year from 1989 to 1994, and provide for the right to acquire shares of the common stock of the Company at a price based upon the fair market value on the date of grant. In determining the number of options to grant to each executive, the Committee has used a salary multiple calculation which was set at levels consistent with the ranking of their respective positions. Directors were granted stock options under the non-discretionary provisions of the 1989 Plan in each year from 1989 to 1995. Stock options granted under the 1989 Plan have a term of ten (10) years, and vest annually at the rate of 25% per year beginning on the first anniversary of the date of grant. Following adoption and approval of the 1997 Plan, all shares available for awards under the 1989 Plan flowed into the 1997 Plan.

     In February 1997, 806,000 non-qualified stock option shares were awarded under the 1989 Plan to executive officers and certain subsidiary officers of the Company. In February 1997, the Company implemented a stock option exercise program which included the repurchase of Company common stock by the Company's employee benefit trust (the "Trust"). Under the program, officers exercised outstanding vested options to purchase 1,263,256 shares of common stock. The Trust purchased approximately 808,000 of such shares, which were sold by the officers to cover their respective exercise price and tax withholding obligations.

The program's purpose was to encourage its officers to increase their outright ownership of Company stock. The program also made it possible for the officers to avoid having to sell a large number of shares in the open market, thus eliminating a potentially adverse effect on the market price of Company common stock. As a result, the Company was able to realize a tax deduction of approximately $25.5 million and effectively remove the 808,000 shares from the weighted average share calculation for earnings per share, thus decreasing the dilution of earnings per share attributable to stock options. Officers increased their ownership by approximately 455,000 shares. Shares repurchased by the Trust will be used to fund future employee benefit plans. As part of the inducement to exercise the stock options at that time, the Committee granted the 806,000 new stock options at the current market price to the officers.

F.  1995 RESTRICTED STOCK AWARD PLAN, AS AMENDED (THE "1995 PLAN")

     In November 1995, the Board of Directors approved the 1995 Plan. The 1995 Plan became effective upon adoption by the Board in November 1995 and will continue in effect for a term of ten (10) years unless earlier terminated. The 1995 Plan is a long-term employee benefit plan for officers, directors and employees that is designed to attract and retain these individuals and to maximize stockholder value by aligning the interests of such individuals with those of the stockholders through equity ownership. The 1995 Plan's goals are to be achieved by providing such participants with awards of restricted common stock.

     All shares of common stock awarded under the 1995 Plan are subject to the Company's reacquisition option and may not be sold by the 1995 Plan Participants until this option lapses. Ten percent (10%) of each 1995 Plan Participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that the 1995 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant pending the release from the Company's reacquisition option. If 1995 Plan shares are forfeited to the Company, they will become available for reissuance under the 1995 Plan. Upon a Change of Control of the Company, one hundred percent (100%) of the shares awarded under the 1995 Plan will become unrestricted and will be released from the Company's reacquisition option.

     The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares awarded to them under the 1995 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1995 Plan. The number of shares of common stock awarded under the 1995 Plan will be proportionately adjusted for stock dividends and stock splits.

     During 1997, 23,000 shares of restricted common stock were awarded under the 1995 Plan, none of which were awarded to the Named Executive Officers. As of December 31, 1997 there had been 2,124,910 restricted stock shares awarded and issued pursuant to the 1995 Plan since its inception, including 57,700 shares that were reallocated from 185,150 shares forfeited to the Company. As of February 28, 1998 there were 1,519,413 of such shares which were still subject to restriction pursuant to the Company's reacquisition option. In 1996 the shares of restricted stock awarded under the 1995 Plan to the Named Executive Officers were: Mr. McIntyre, 446,600; Mr. Rampino, 308,160; Mr. Bailey, 206,400; Mr. Meyers, 123,000; and Mr. Donaldson, 33,500. Officers who received awards of restricted stock in 1996 were not granted stock options during 1995 or 1996. During 1998, as of the date of this proxy statement, awards of 25,000 shares of restricted stock were made under the 1995 Plan. All shares awarded in 1997 and in 1998-to-date under the 1995 Plan were made with forfeited shares.

G.  1997 STOCK PLAN (THE "1997 PLAN")

     In April 1997, the Board of Directors approved the 1997 Plan. The 1997 Plan became effective upon approval by the Company's Stockholders in May 1997 and will continue in effect for a term of ten (10) years unless earlier terminated. The 1997 Plan provides a long-term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries, and is designed to attract and retain these individuals and to align interests of such individuals with those of the stockholders through equity ownership.

     Stock options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and awards of rights to purchase shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Shares received or purchased pursuant to a Stock Right are subject to a restricted stock agreement between the Company and the recipient. Unless the 1997 Plan Administrator determines otherwise, such agreement gives the Company a reacquisition option exercisable upon the termination of the recipient's employment or consulting relationship with the Company. All shares of common stock awarded as Stock Rights under the 1997 Plan are subject to the Company's reacquisition option and may not be sold by the recipients until these restrictions lapse. The reacquisition option lapses at a rate determined by the 1997 Plan Administrator. Ten percent (10%) of each 1997 Plan Participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that the 1997 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant pending the release of the restrictions. If 1997 Plan shares are forfeited to the Company, they will become available for reissuance under the 1997 Plan. Upon a Change of Control of the Company, one hundred percent (100%) of the shares awarded under the 1997 Plan will become unrestricted and will be released from the Company's reacquisition option.

     The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares issued to them under the 1997 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1997 Plan. The number of shares of common stock awarded under and subject to the 1997 Plan will be proportionately adjusted for stock dividends and stock splits. As of February 28, 1998, 1,438,842 shares of common stock, including the shares available for grant under the 1989 Plan as of May 8, 1997 were reserved for issuance under the 1997 Plan. In addition, shares that would have returned to the 1989 Plan as a result of termination of options granted under the 1989 Plan will flow into, and become available for awards under, the 1997 Plan. Annually in May, an increase will be made to the shares available for issuance under the 1997 Plan in an amount equal to (i) the number of shares awarded under the 1997 Plan in any given year or (ii) a lesser amount determined by the Board of Directors.

     During 1997, 40,000 stock option shares were granted under the 1997 Plan to the Company's non-employee directors, and 478,000 shares of restricted common stock were issued under the 1997 Plan. As of February 28, 1998 there were 425,700 of such shares which were still subject to restriction pursuant to the Company's reacquisition option, and 40,000 stock options outstanding under the 1997 Plan. In 1997 the shares of restricted stock awarded to the Named Executive Officers under the 1997 Plan were: Mr. McIntyre, 113,000; Mr. Rampino, 100,000; Mr. Bailey, 72,000; Mr. Meyers, 20,000; and Mr. Donaldson, 15,000. During 1998, as of the date of this proxy statement, no awards had been made under the 1997 Plan.

H.  SPLIT-DOLLAR LIFE INSURANCE PROGRAM

     In May 1996, the Company adopted a Split-Dollar Life Insurance Program for Executive Officers and certain other key employees of the Company (the "Program"). Participants under the Program are provided with individual permanent life insurance policies, with death benefit limits of two (2) or two-and-one-half (2 1/2) times compensation (depending upon the individual participant's position level with the Company) and with a cash value that accumulates over time. The policy is owned by the participant. The Company pays all premiums and retains a collateral interest in the policy equal to the amount of such premiums. The Company will recover this collateral interest when the insured participant reaches age sixty-five (65), after ten (10) policy years, when the policy is fully or partially surrendered, or upon payment of the death benefit. All employees in this Program also have basic group term life insurance coverage of $50,000 paid by the Company.

I.  1996 LONG-TERM INCENTIVE COMPENSATION PLAN

     The 1996 Long-Term Incentive Compensation Plan (the "LTICP") was adopted by the Board of Directors in 1996, became effective January 1, 1996 and matures on December 31, 1998. Participants and earnings targets were designated by the Board of Directors at the LTICP's inception. The LTICP is a three year plan designed to provide incentive to executives and other key employees to achieve the cumulative pretax earnings targets of the Company for 1996 through 1998 by linking a substantial portion of their compensation to the long-range growth and increased value of the Company. The LTICP provides for bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the period from January 1, 1996 through December 31, 1998, and as a function of a participant's base salary for the period. Bonuses earned under the LTICP are payable in cash after the maturity date.

     The LTICP includes a provision for senior executives whereby certain senior officers, as designated by the Board of Directors, could make an irrevocable election at the inception of the LTICP to tie their bonus earned under the LTICP to a future "closing" trading price of the Company's common stock. On February 12, 1998 the Board of Directors amended the LTICP to designate that such future "closing" trading price will be the closing price of the Company's common stock on December 31, 1998, as reported by the New York Stock Exchange (the "NYSE"). Under this provision, the senior executive's bonus amount at the maturity of the LTICP is a cash award equal to the senior officer's salary (or salary grade midpoint, if higher) averaged over the three year term of the LTICP, multiplied by a percentage of between 60% to 150% depending on the actual cumulative pretax earnings result achieved by the Company. Once the basis of the award has been calculated using this formula, the product is divided by $24.00, the common stock closing price on January 2, 1996 at the inception of the LTICP (as adjusted for stock splits and dividends). The result of this calculation will then be multiplied by the closing trading price of the common stock on December 31, 1998, the LTICP maturity date, and the product will be the total cash award payable by the Company to the respective senior officer under the LTICP. Each of the Named Executive Officers who were eligible for this provision made the irrevocable election to have their bonus calculated in this manner.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     Except as otherwise provided, the following table sets forth certain information as of February 28, 1998 with respect to shares of the Company's common stock held by the only persons known to the Company to be the beneficial owners of more than five percent (5%) of such stock. For purposes of this Proxy Statement, the term "beneficial ownership" of securities as used herein is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or to exercise investment discretion with respect to securities, regardless of any economic interests therein, or to acquire securities on or within sixty (60) days of the applicable date of determination. The shares represented in the table have been adjusted to reflect stock splits and dividends. On February 28, 1998, the Company had outstanding 34,578,106 shares of common stock.

                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                              --------------------
                      NAME AND ADDRESS                        NUMBER OF
                       OF STOCKHOLDER                          SHARES      PERCENT
                      ----------------                        ---------    -------
JAMES A. MCINTYRE(1)........................................  3,990,372     11.5%
  2020 Santa Monica Blvd.
  Santa Monica, California 90404
FIDELITY MANAGEMENT & RESEARCH CO.(2).......................  3,810,442     11.5%
  82 Devonshire Street
  Boston, Massachusetts 02109
MERRILL LYNCH & CO., INC.(3)................................  2,002,700      6.1%
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281

---------------
(1) Includes (i) 1,487,841 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, (ii) 10,000 shares held by the James A. McIntyre Charitable Remainder Uni-Trust under which Mr. McIntyre is the trustee,
    (iii) 11,300 shares held by the James A. McIntyre Grandchildren's Trust under which Mr. McIntyre is the trustee, (iv) 55,960 directly owned shares,
    (v) 1,500,000 shares held by the Padaro Partnership, L.P. of which the James
    A. McIntyre Living Trust is a 2% general partner (a 98% limited partner interest of the Padaro Partnership L.P. is held by The Padaro Trust, of which Mr. McIntyre is a remainder beneficiary and his mother Mrs. Maurine McIntyre is trustee), (vi) 109,690 stock option shares which Mr. McIntyre has the right to exercise within sixty days of the date of the table, (vii) 258,101 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (viii) 458,980 shares of restricted stock, and (ix) 98,500 shares which were given by the James A. McIntyre Living Trust in 1997 to the McIntyre Foundation in which Mr. McIntyre has no pecuniary interest. The Company is aware that the McIntyre Foundation subsequently sold 1,500 of such shares.

(2) Fidelity Research & Management Co., filing as FMR Corp., has reported on its
    Schedule 13G, dated February 14, 1998, that it was the beneficial owner of such shares at December 31, 1997, and stated that it has sole voting power with respect to 290,947 such shares and no voting power with respect to the remaining such shares, and sole dispositive powers with respect to all such shares. The Company is unaware of any subsequent change in FMR Corp.'s beneficial ownership.

(3) Merrill Lynch & Co., Inc., filing as Princeton Services, Inc., Merrill Lynch Asset Management, L.P., and Merrill Lynch Capital Fund, Inc., has reported on its Schedule 13G, dated January 29, 1998, that it was the beneficial owner of such shares at December 31, 1997, and stated that it has shared voting and dispositive powers with respect to such shares. The Company is unaware of any subsequent change in Merrill Lynch's beneficial ownership. This does not include the Company's 542,370 unallocated ESOP shares of which Merrill Lynch & Co., Inc. is Trustee, and which currently are pledged to Wells Fargo Bank pursuant to the terms of the ESOP Loan described under "Employee Stock Ownership Plan." Unallocated shares of stock are voted upon instructions from the ESOP committee appointed by the Board of Directors.

     The following table sets forth certain information as of February 28, 1998 with respect to shares of the Company's common stock beneficially owned by each nominee for director, director, Named Executive Officer and by all nominees for director, directors, Named Executive Officers and executive officers as a group.

                                                                          COMMON STOCK
                                                          COMMON STOCK    BENEFICIALLY
                                                           NUMBER OF         OWNED
                          NAME                             SHARES(1)        PERCENT
                          ----                            ------------    ------------
James A. McIntyre.......................................   3,990,372(2,3)     11.5%
Louis J. Rampino........................................     643,431(2,4)      1.9%
Wayne R. Bailey.........................................     400,145(2,5)      1.2%
Raymond G. Meyers.......................................     253,795(2,6)        *
John A. Donaldson.......................................      83,960(2,7)        *
Houston I. Flournoy.....................................      36,031(8)          *
C. Douglas Kranwinkle...................................      39,626(9)          *
David W. Morrisroe......................................      48,636(10)         *
Dickinson C. Ross.......................................      52,463(11)         *
                                                           ---------          ----
All directors, nominees, Named Executive Officers and
  executive officers as a group (10 persons)............   5,606,106(2-10)     16.1%
                                                           =========          ====

---------------
  *  Less than 1%.

 (1) Includes shares ("option shares") which directors, nominees, Named Executive Officers and executive officers own directly or indirectly or have a right to acquire on or within sixty (60) days of February 28, 1998 through the exercise of stock options granted under the 1989 Plan and 1997 Plan.

 (2) Includes shares owned directly or beneficially through the trustee(s) of the Company's various employee Retirement Benefit Plans (the "Plans"). Except for Messrs. McIntyre, Rampino and Bailey, the percentages of shares beneficially owned by any executive officer do not exceed one percent (1%) of the Company's outstanding common stock.

 (3) Includes (i) 1,487,841 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, (ii) 10,000 shares held by the James A. McIntyre Charitable Remainder Uni-Trust under which Mr. McIntyre is the trustee,
     (iii) 11,300 shares held by the James A. McIntyre Grandchildren's Trust under which Mr. McIntyre is the trustee, (iv) 55,960 directly owned shares,
     (v) 1,500,000 shares held by the Padaro Partnership, L.P. of which the James A. McIntyre Living Trust is a 2% general partner (a 98% limited partner interest of the Padaro Partnership L.P. is held by The Padaro Trust, of which Mr. McIntyre is a remainder beneficiary and his mother Mrs. Maurine McIntyre is trustee), (vi) 109,690 stock option shares which Mr. McIntyre has the right to exercise within sixty days of the date of the table, (vii) 258,101 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (viii) 458,980 shares of restricted stock, and (ix) 98,500 shares which were given by the James A. McIntyre Living Trust in 1997 to the McIntyre Foundation in which Mr. McIntyre has no pecuniary interest. The Company is aware that the McIntyre Foundation subsequently sold 1,500 of such shares.

 (4) Includes 336,528 restricted shares awarded under the 1995 Plan and 1997 Plan, and 143,253 shares held by the trustee under the Plans. Also includes exercisable options to purchase 65,286 shares on or within sixty (60) days of the table date.

 (5) Includes 229,920 restricted shares awarded under the 1995 Plan and 1997 Plan, and 93,327 shares held by the trustee under the Plans. Also includes exercisable options to purchase 39,206 shares on or within sixty (60) days of the table date.

 (6) Includes 116,400 restricted shares awarded under the 1995 Plan and 1997 Plan, and 80,044 shares held by the trustee under the Plans. Also includes exercisable options to purchase 25,851 shares on or within sixty (60) days of the table date.

 (7) Includes 40,300 restricted shares awarded under the 1995 Plan and 1997 Plan, and 32,831 shares held by the trustee under the Plans. Also includes exercisable options to purchase 5,794 shares on or within sixty

(60) days of the table date. Excludes 3,150 shares of common stock and 800 shares of the Preferred Securities owned by Mr. Donaldson's mother, for which Mr. Donaldson disclaims beneficial ownership.

 (8) Dr. Flournoy owns beneficially 36,031 shares, less than one percent (1%) of the Company's outstanding common stock. Includes 15,231 shares held by the Flournoy Family Trust under which Dr. Flournoy is trustee and holds a vested beneficiary interest. Includes 20,800 restricted shares awarded under the 1995 Plan. In addition, Dr. Flournoy owns beneficially, through his wife's individual retirement account, 175 shares, less than one percent (1%), of the Preferred Securities.

 (9) Includes exercisable options to purchase 4,641 shares on or within sixty
     (60) days of the table date, and 20,800 restricted shares awarded under the 1995 Plan.

(10) Includes exercisable options to purchase 18,111 shares on or within sixty
     (60) days of the table date, and 20,800 restricted shares awarded under the 1995 Plan.

(11) Includes exercisable options to purchase 20,111 shares on or within sixty
     (60) days of the table date, and 20,800 restricted shares awarded under the 1995 Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's common stock to file reports of ownership and reports of changes in ownership of common stock and certain other equity securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent (10%) beneficial owners of the Company's common stock were complied with.

                                     ITEM 2

                      INCREASE OF AUTHORIZED COMMON STOCK

     On February 12, 1998, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, a proposal to amend the Company's Amended and Restated Articles of Incorporation, which will increase the amount of common stock the Company is authorized to issue from 45,000,000 to 75,000,000 shares (the "Charter Amendment"). The Board of Directors unanimously recommends that stockholders vote "for" the Charter Amendment.

     As of April 13, 1998 34,766,686 shares of common stock were outstanding and an additional 2,957,655 shares were reserved for issuance upon conversion of existing securities, the exercise of options granted under the Company's 1989 Plan and 1997 Plan, and exercise of stock-based compensation awards under the 1997 Plan. In October 1993 the Company reserved approximately 7,208,460 shares of common stock (as adjusted for subsequent stock splits and stock dividends) for issuance upon the conversion of the Company's Liquid Yield Option Notes due 2013 (Zero Coupon-Subordinated), of which approximately 6,733,722 shares have been issued and 474,738 are reserved for issuance. After taking into effect the shares reserved for issuance, as of the date of this proxy statement, the Company will have approximately only 7,275,660 shares of common stock available for issuance.

     The Board believes that it is advisable to increase the number of authorized shares. The increase will provide the Company with flexibility by assuring the availability of sufficient authorized but unissued common stock for valid corporate purposes such as funding stock-based employee benefit plans, financings, stock dividends, mergers and acquisitions. If the Charter Amendment is approved at the Annual Meeting, the newly authorized common stock will be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. For example, the current rules of the New York

Stock Exchange require approval by the Company's stockholders if the number of shares of common stock to be issued in a particular transaction equals or exceeds 20% of the number of shares of common stock outstanding immediately prior to such issuance.

     The Company has no current plan or commitment to issue common stock for any purpose, including any plan or intention to issue shares as a takeover defense. Nevertheless, the additional authorized shares could be used to discourage persons from attempting to gain control of the Company or make more difficult the removal of management. For example, additional shares could be used to dilute the voting power of shares then outstanding or issued to persons who would support the Board in opposing a takeover bid or solicitation in opposition to management. Management is not currently aware of any specific effort to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition or otherwise.

     The Amended and Restated Articles of Incorporation and the Bylaws of the Company contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and the policies formulated by the Board and to discourage an unsolicited takeover of the Company if the Board determines that such a takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or to remove incumbent management.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE CHARTER AMENDMENT. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE CHARTER AMENDMENT.

                                     ITEM 3

             SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, independent certified public accountants, has served as the Company's principal independent auditors since 1972, and is familiar with the business and operations of the Company and its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to answer appropriate questions.

     On February 12, 1998, upon recommendation of its Audit Committee, the Board of Directors approved the firm of Ernst & Young LLP to be the Company's independent certified public accountants for the year 1998, to audit the books of account and records of the Company and to make a report thereon to the stockholders and the Board of Directors. Ratification of Ernst & Young LLP as the Company's auditors for the year 1998 will be submitted to the stockholders for their approval at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED "FOR" RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

            ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

     The Annual Report of the Company for the fiscal year ended December 31, 1997 was mailed on or about April 20, 1998 to stockholders of record on April 13, 1998. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material, except as otherwise expressly provided.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY STOCKHOLDER WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WITHOUT EXHIBITS. REQUESTS SHOULD BE DIRECTED TO ALAN W. FAIGIN, SECRETARY OF THE COMPANY, AT 2020 SANTA MONICA BOULEVARD, 6TH FLOOR, SANTA MONICA, CA 90404.

            1999 ANNUAL MEETING -- RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposal must be submitted in writing to the Secretary of the Company at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, and received by December 21, 1998 if it is to be considered for inclusion in the Company's 1999 proxy materials.

                                 OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If any such other business should properly come before the Annual Meeting, the shares represented at the Annual Meeting by the proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.


                                          By Order of the Board of Directors


                                          /s/ Alan W. Faigin
                                          ----------------------------------
                                          Alan W. Faigin, Secretary

Dated: April 20, 1998

                          FREMONT GENERAL CORPORATION
                      C/O CHASEMELLON SHAREHOLDER SERVICES
                                 P.O. BOX 1515
                            NEW YORK, NY 10277-1515


                            Board of Directors Proxy

                  ANNUAL MEETING OF STOCKHOLDERS: May 19, 1998


John A. Donaldson and Raymond G. Meyers, or either of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on April 13, 1998, at the Annual Meeting of Stockholders of Fremont General Corporation, or any postponement or adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.


     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OR
          IF NO DIRECTION IS GIVEN WILL BE VOTED FOR ITEMS 1, 2 AND 3.


            (Continued, and to be dated and signed on reverse side)



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                           -- FOLD AND DETACH HERE --


                                  The Board of Directors recommends a vote FOR Items 1, 2 and 3       Please mark
                                                                                                      your votes     [X]
                                                                                                      as this.

                                                          WITHHOLD
                                                          AUTHORITY
                                                         to vote for
                                                   FOR   ALL nominees                                        FOR  AGAINST  ABSTAIN
Item 1.  ELECTION OF DIRECTORS                     [ ]       [ ]       Item 2: APPROVAL OF CHARTER AMENDMENT
                                                                               TO INCREASE AUTHORIZED COMMON  [ ]   [ ]      [ ]
Duly nominated:  J. A. McIntyre    W. R. Bailey                                STOCK TO 75 MILLION SHARES
                 H. I. Flournoy    C. D. Kranwinkle                                                          FOR  AGAINST  ABSTAIN
                 D. W. Morrisroe   L. J. Rampino                       Item 3: RATIFICATION OF APPOINTMENT
                 D. C. Ross                                                    OF ERNST & YOUNG LLP AS        [ ]   [ ]      [ ]
                                                                               INDEPENDENT AUDITORS

WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEE(S)


________________________________________________________

                                                                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                                                         DIRECTORS FOR THE MAY 19, 1998 ANNUAL MEETING OF
                                                                         STOCKHOLDERS OF FREMONT GENERAL CORPORATION

                                                                              see other side for important information



Signature(s):_____________________________________________________________________________________ Dated:______________________

-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --



                                  REVERSE SIDE


                     YOUR VOTE IS IMPORTANT TO THE COMPANY


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE